Exhibit 10.21

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CREDIT AGREEMENT

dated as of

December 30, 2013

between

QUICKEN LOANS INC.

and

FIFTH THIRD BANK

i

EXHIBITS:

Exhibit 2.04(d) - Note

Exhibit 2.06(b) - Interest Rate Election

SCHEDULES:

Pricing Schedule

Schedule 3.03 — Government Approvals; No Conflicts

Schedule 3.06 — Pending Litigation

Schedule 3.13 — Subsidiaries/Owners

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Other Investments

i

CREDIT AGREEMENT dated as of December 30, 2013, between QUICKEN LOANS INC. and FIFTH THIRD BANK.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” means any deposit, savings, cash collateral, escrow, trust, or other account of Borrower or its Affiliates that is maintained with or by Lender or its Affiliates, together with money held in any such account and any amounts standing to the credit of Borrower.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which Borrower (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing or Eurodollar Loan, for any Interest Period an interest rate per annum equal to (a) the LIBOR Rate, divided by (b) one minus the Reserve Percentage.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, or modified from time to time.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including, in each case as applicable, Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means, with respect to any Loan the applicable percentage set forth in the Pricing Schedule.

“Authorized Officer” means Borrower’s chief financial officer, principal accounting officer, treasurer, controller, chief executive officer, president, corporate secretary or any other officer Borrower designates in writing to Lender as having authority to certify information provided to Lender under this Agreement.

“Availability Period” means the period from and including the Effective Date to, but excluding, the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Quicken Loans Inc., a Michigan corporation.

“Borrowing” means any Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or a LIBOR Floating Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Deposits” means Borrower’s cash deposited in a non-interest bearing Account at Lender that (i) is not required to be on deposit with Lender under the terms of this Agreement or the other Loan Documents and (ii) that is Unencumbered and Unrestricted Cash.

“Change in Control” means the occurrence of any of the following:

(a)           Dan Gilbert, and his spouse and children, trusts established for his benefit or the benefit of his spouse or children, his heirs and estates, and Affiliates that are Controlled by them, shall fail to own, directly or indirectly, at least 51% of the voting and economic Equity Interests of Rock Holdings; or

(b)           Rock Holdings shall fail to own, directly or indirectly, at least 51% of the voting and economic Equity Interests of Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender, by any lending office of Lender or by Lender’s holding company with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means Lender’s commitment to make Loans and issue Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the revolving outstanding principal amount of the Loans and the LC Exposure, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to Lender pursuant to Section 8.04; provided that the aggregate amount of the Commitment shall not be reduced as a result of such assignments. The initial amount of the Commitment is [***].

“Commitment Fee” means [***].

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“dollars” or “$” refers to lawful money of the United States of America.

“Early Purchase Programs” means Borrower’s As Soon As Pooled Plus® arrangement with Fannie Mae, or any similar arrangements for the purchase and sale of Mortgage Assets under which the purchaser pays a portion of the purchase price upon sale and the balance of the purchase price upon its review as to whether the subject Mortgage Assets are eligible for purchase under its agreements with Borrower.

“Eastern Time” means the time in Southfield, Michigan.

“Effective Date” means December 30, 2013.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of any unpaid minimum required contribution (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not subject to a minimum funding waiver; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or under Section 4062(e) of ERISA; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or the issuance by a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate for an Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which its applicable lending office is located.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exposure” means the sum of (i) the aggregate outstanding principal amount of the Loans at such time and (ii) the LC Exposure at such time.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Effective Date.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year. As an example, reference to the 2014 Fiscal Year shall mean the Fiscal Year ending December 31, 2014.

“Floating Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Prime Rate or LIBOR Floating Rate.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means (i) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, or (iii) forward transactions, including pursuant to when issued, TBA, dollar roll and other similar transactions to hedge the sale price of Mortgage Assets. Notwithstanding the foregoing, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money and similar obligations, (b) all obligations of such Person in respect of the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade and accrued expenses incurred in the ordinary course of business, but including all earnouts and other similar contingent payments), (c) all obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) all Capitalized Lease Obligations of such Person, (e) all Guarantees by such Person of Indebtedness of others, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, bankers acceptances, letters of guaranty and similar instruments, (g) all Off-

Balance Sheet Liabilities of such Person (other than operating leases), and (h) all obligations under any Disqualified Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For certainty, Indebtedness includes obligations in respect of Permitted Financing and obligations under Hedging Agreements.

“Indebtedness Default” means (i) that any Material Indebtedness is not paid at maturity or (ii) an event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity (an “Acceleration”) and, in each case, within 30 days after Borrower received notice of such Acceleration (or within 30 days of maturity): (x) the applicable Material Indebtedness has not been paid in full, discharged or otherwise satisfied, or (y) the holder or holders thereof have not in writing acknowledged the cure of the underlying default and extended the maturity or rescinded, annulled or waived the acceleration or notice or default (as the case may be) giving rise to such Acceleration.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Floating Rate Loan, the fifth day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“LC Disbursement” means a payment made by Lender in respect of a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.

“LC Sublimit” means [***].

“Lender” means Fifth Third Bank and its successors and assigns.

“Letter of Credit” means any standby letter of credit issued pursuant to Section 2.17 of this Agreement.

“LIBOR Floating Rate” means collectively the Libor Floating Rate (30 day) and the Libor Floating Rate (daily). Borrower may select Libor Floating Rate (30 day) or Libor Floating Rate (daily) and may have both Libor Floating Rate (30 day) Loans and Libor Floating Rate (daily) Loans outstanding at the same time.

“LIBOR Floating Rate (30 Day)” means the Adjusted LIBOR Rate for Interest Periods of one month as determined by Lender from to time. The LIBOR Floating Rate (30 day) applicable to any day on which no rate is published will be the rate last quoted prior to such day. The LIBOR Floating Rate (30 day) shall initially be determined as of the fifth Business Day of the month in which the Revolving Note is executed and shall be adjusted automatically on the fifth business day of each month thereafter.

“LIBOR Floating Rate (Daily)” means for each day, a per annum rate equal to the Adjusted LIBOR Rate in effect on such day for an Interest Period of one month as determined by Lender from to time. Any change in such LIBOR Rate during a day shall apply retroactively to the beginning of such day. The LIBOR Floating Rate (Daily) shall be reset each Business Day by Lender based on the LIBOR Floating Rate (Daily) then in effect. Any adjustment in the interest rate resulting from a change in the LIBOR Floating Rate (Daily) shall become effective as of the opening of business on the date of each change. Each determination by Lender of the LIBOR Floating Rate (Daily) shall be conclusive in the absence of manifest error. Lender shall not be required to notify Borrower of any adjustment in the LIBOR Floating Rate (Daily).

“LIBOR Floating Rate Loans” means, as of any date, the entire unpaid principal balance of the Loans bearing interest at the LIBOR Floating Rate.

“LIBOR Index Rate” means, means the rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) fixed by the British Bankers’ Association at 11:00 a.m., London time, on the day two Business Days before the commencement of an Interest Period, relating to quotations for the applicable Interest Period for London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP.

“LIBOR Rate” means, for an Interest Period for any Eurodollar Borrowing or a Eurodollar Loan, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, such rate as shall be determined in good faith by the Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but excluding any right of first refusal).

“Loan” means a loan made pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Revolving Note, the Letters of Credit, and any other agreement, instrument or other document executed in connection therewith; for certainty any agreements related to treasury services provided to Borrower by Lender and any other agreements that do not relate specifically to the Loans and Letters of Credit, including without limitation, purchase and sale agreements, co-issue agreements, and forward transaction agreements between Borrower and Lender, are not Loan Documents.

“Loans” means the loans made by Lender to Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower or of the Rock Holdings Group taken as a whole, (b) the ability of Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to Lender under any Loan Document; provided, however, that the term Material Adverse Effect shall not be deemed to include a debt or equity offering that does not result in a Change of Control in and of itself.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of any Hedging Agreement (or series of Hedging Agreements that are cross defaulted), of any one or more of Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding [***]. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements including set offs against or recoupment from any applicable cash margin deposits or cash collateral securing obligations under Hedging Agreements) that Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Assets” means: mortgage loans purchased or originated by Borrower or any Subsidiary in the ordinary course of business, together with any assets related thereto that are of the type customarily transferred in connection with securitization transactions involving assets such as, or similar to, such Mortgage Assets, and any collections or proceeds of any of the foregoing, including all mortgage-backed securities and securities entitlements in mortgage-backed securities or deposit accounts exclusively related thereto, collateral securing such Mortgage Assets, all contracts and contract rights, security interests, financing statements or other documentation in respect of such Mortgage Assets, all general intangibles under or arising out of or relating to such Mortgage Assets and any guarantees, indemnities, warranties or other obligations in respect of such Mortgage Assets; Servicing Advance Receivables; and Mortgage Servicing Rights.

“Mortgage Loan Financing Availability” means as of any date the maximum amount available to be borrowed under Warehousing Facility lines of credit, securitization facilities and similar arrangements for the financing of mortgage loans originated by Borrower prior to the sale of such Mortgage Assets to third parties or other Persons. Although Early Purchase Programs involve Borrower’s sale of Mortgage Assets, availability under Early Purchase Programs will be included in Mortgage Loan Financing Availability.

“Mortgage Servicing Rights” means all of Borrower’s rights and interests under any servicing agreements (including those arising out of securitization transactions) to which Borrower or any of its Subsidiaries is a party, pursuant to which Borrower (or any Subsidiary) acts as the servicer of portfolios of mortgage loans or specified mortgage loans, including the rights to (a) service the mortgage loans that are the subject matter of such servicing agreements and (b) be compensated, directly or indirectly, for doing so, including the right to receive cash flows in its capacity as servicer of such mortgage loans or pools of mortgage loans, together with any assets related thereto that are of the type customarily transferred in connection with securitization transactions involving assets such as, or similar to, Mortgage Servicing Rights, and any collections or proceeds thereof, including all contracts and contract rights, security interests, financing statements or other documentation in respect of such Mortgage Servicing Rights, all general intangibles under or arising out of or relating to such Mortgage Servicing Rights including related Servicing Advance Receivables, and any guarantees, indemnities, warranties or other obligations in respect of such Mortgage Servicing Rights.

“MSR Indebtedness” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, or securitizations, with a financial institution or other lender or purchaser exclusively to finance or refinance the purchase, origination, pooling or funding by Borrower or any Subsidiary of Mortgage Servicing Rights originated, purchased, or owned by Borrower or any Subsidiary.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to Lender or any Related Party arising under the Loan Documents at any time.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) unless treated by Borrower as a “true sale” in accordance with GAAP, the amount of obligations outstanding under the legal documents entered into as part of any asset securitization, factoring or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv) and any other transaction treated by Borrower as a “true sale” in accordance with GAAP) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to Lender.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, in all cases arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but excluding Excluded Taxes.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(e)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financing” means: (a) Warehousing Indebtedness, Securitization Indebtedness, MSR Indebtedness and similar arrangements whereby Borrower finances, sells or transfers Mortgage Assets, in each case, in the ordinary course of business and consistent with past practices; (b) obligations incurred in respect of Early Purchase Programs; and (c) financing the carrying of REO Assets.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Qualified Bank;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Borrower Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            investments in marketable securities held in Borrower’s brokerage account with Credit Suisse Securities (USA) LLC in the ordinary course of business;

(g)           securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; and

(h)           securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by a Qualified Bank.

“Permitted Liens” means Liens permitted by Section 6.02.

“Permitted Loans” means loans, advances or extensions of credit or other investments in or receivables from any of Borrower’s or Rock Holdings’ Affiliates or current or former shareholders, officers, directors or employees or relatives thereof, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” shall mean the Schedule attached hereto identified as the Pricing Schedule.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by Fifth Third Bank as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office, which prime rate is not necessarily the lowest rate of interest charged by Fifth Third Bank to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Qualified Bank” means the domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“REO Asset” of Borrower means a real estate asset owned by Borrower and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a mortgage related asset.

“Requirements of Law” means, as to any Person, the operating agreement, certificate of incorporation, by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property to which such Person or any of its property is subject.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve, in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Borrower or any Subsidiary, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

“Rock Holdings” means Rock Holdings Inc., a Michigan corporation.

“Rock Holdings Group” means Rock Holdings and its subsidiaries.

“S&P” means Standard & Poor’s.

“Securitization Indebtedness” means indebtedness in respect of any securitization used to finance the purchase, origination or pooling of any Mortgage Assets.

“Servicing Advance Receivables” means reimbursement rights relating to advances made by Borrower or any of its Subsidiaries in its capacity as servicer of any mortgage loan or pool of mortgage loans to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying mortgage loan is delinquent in making payments on such mortgage loan; to enforce remedies, manage and liquidate REO Assets; or that Borrower or any of its Subsidiaries otherwise advances in its capacity as servicer of such mortgage loan or pool of mortgage loans, in each case on customary industry terms.

“Set Off means the right to set off or recoup, and any other right to deduct, consolidate, merge or net any debts, liabilities or claims, whether such rights arise under an agreement between Lender or its Affiliates and Borrower, under applicable law (including any equitable principles).

“Significant Subsidiary” means any subsidiary of Borrower which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Security Exchange Act of 1934.

“Specified Fees” means the Commitment Fee and the Facility Fee.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Borrower.

“Tax Distributions” means a distribution by Borrower to its shareholder equal to the taxes payable by the shareholder (calculated at the highest applicable marginal rate in effect at the relevant time) attributable to the taxable income or gain of Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of (a) the date 364 days after the date of this Agreement and (b) the date of termination of the Commitment.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, but does not include Borrower’s transfer of its deposit accounts and treasury services to Lender.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, LIBOR Floating Rate, or the Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Michigan.

“Unencumbered and Unrestricted Cash” means Borrower’s unrestricted cash that meets all requirements to be Unencumbered and Unrestricted Cash and Marketable Securities.

“Unencumbered and Unrestricted Cash and Marketable Securities” means Borrower’s unrestricted cash (owned free and clear of all Liens and which Borrower has the unrestricted right to immediately withdraw from the account in which it is contained) and Permitted Investments (owned free and clear of all Liens and which Borrower has the unrestricted right to immediately withdraw from the account in which it is contained or, in the case of securities that must be traded and the trades settled, within five Business Days). Cash and marketable securities on deposit at an institution that would otherwise constitute Unencumbered and Unrestricted Cash and Marketable Securities but for the fact that the institution has not waived its Setoff rights with respect to such cash and marketable securities, shall be considered unencumbered so long as Borrower’s obligations to that institution have not matured or been accelerated.

“Usage Percentage” means for any period the average daily amount of the Exposure divided by the Commitment, multiplied by 100.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warehousing Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase or repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (and excluding, in all cases, securitizations), with a financial institution or other lender or purchaser, in each case to finance the purchase, origination or pooling of Mortgage Assets by Borrower or any Subsidiary prior to securitization or sale.

“Warehousing Facility Event” means that (i) the provider of a Warehousing Facility has ceased making advances to Borrower due to an event of default, and (ii) Borrower’s aggregate Mortgage Loan Financing Availability is less than $150,000,000.

“Warehousing Indebtedness” means indebtedness owing in respect of any Warehousing Facility.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Equity Interests of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for Borrower and its Subsidiaries of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make Loans to Borrower and issue Letters of Credit for Borrower’s account from time to time during the Availability Period in an aggregate amount that will not result in the Exposure exceeding the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.    Loans and Borrowings.

(a)           Subject to the terms of this Agreement, each Borrowing shall be comprised entirely of a single Type of Loan as Borrower may request in accordance herewith. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each Floating Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $150,000; provided that a Floating Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(c)           Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03.    Requests for Borrowings. To request a Borrowing, (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Floating Rate Borrowing, not later than 2:00 p.m., Eastern Time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to Lender of a written Borrowing Request in a form approved by Lender and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          the Type of Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04.    Evidence of Debt.

(a)           Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(b)           Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if applicable), and (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and all payments thereof.

(c)           The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the correct amount of the Loans in accordance with the terms of this Agreement.

(d)           The Loans will be evidenced by a promissory note substantially in the form of Exhibit 2.04(d) payable to the order of Lender (the “Revolving Note”)

SECTION 2.05.    Funding of Borrowings. Lender shall make each Loan available to Borrower by promptly crediting the applicable amount to an account of Borrower maintained with Lender and designated by Borrower in the applicable Borrowing Request.

SECTION 2.06.    Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request, signed by Borrower, and substantially in the form of Exhibit 2.06(b).

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          the Type of Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.    Termination and Reduction of Commitment.

(a)           Unless previously terminated, the Commitment shall terminate on the Termination Date.

(b)           Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the amount of the Exposure would exceed the Commitment.

SECTION 2.08.    Repayment of Loans.

(a)           Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Loan on the Termination Date.

(b)           Borrower shall immediately repay the unpaid principal amount of the Loans if at any time the Exposure exceeds the Commitment, to the extent required to eliminate such excess.

SECTION 2.09.    Prepayment of Loans.

(a)           Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           Borrower shall notify Lender by telephone (confirmed by telecopy or email) of any prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Eastern Time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, provided that prepayments of Floating Rate Loans may be in any amount. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(c)           If at any date the LC Exposure exceeds the LC Sublimit, then not later than the next succeeding Business Day, Borrower shall deposit cash, in the amount of such excess, to cash collateralize the Letter of Credit liabilities until the LC Exposure does not exceed the LC Sublimit.

SECTION 2.10.    Facility Fees and Commitment Fee.

(a)           Borrower agrees to pay to Lender a quarterly facility fee (the “Facility Fee”) at the rate per annum equal to the rate determined from the chart below on the average daily unused amount of the Commitment from and including the Effective Date to but excluding the Termination Date. Accrued Facility Fees shall be payable in arrears with respect to most recently ended calendar quarter or portion thereof on the first Business day of each April, July, October, and January and on the date on which the Commitment terminates (each, a “Specified Fees Payment Date”), beginning on the first Specified Fees Payment Date to occur after the Effective Date.

Usage Percentage For Applicable Calendar Quarter or Portion Thereof	Facility Fee (per annum)
less than 20%	[***]
greater than or equal to 20% but less than or equal to 50%	[***]
greater than 50%	[***]

(b)           On the Effective Date Borrower is obligated to pay to Lender the Commitment Fee. The Commitment Fee is payable in [***] installments of [***] on the same day as the Facility Fee, but if any of the Commitment Fee remains unpaid when the Commitment terminates, the unpaid balance of the Commitment Fee is due and payable on the date that the Commitment terminates.

(c)           (i)            Borrower will receive a prorated credit to the Specified Fees due on a Specified Fees Payment Date based on the daily average aggregate balance of Borrower’s Cash Deposits at Lender during the calendar quarter or portion thereof immediately preceding the applicable Specified Fees Payment Date (the “Operative Quarter”‘) as follows:

Daily Average Quarterly Cash Deposits Balance	Quarterly Fee Waiver Amount

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

(ii)           The following are a few examples. If Borrower owed Specified Fees of [***] for an Operative Quarter and the average balance of Borrower’s Cash Deposits at Lender during the Operative Quarter was [***], then Borrower would get a [***] credit to the Specified Fees and would only need to pay [***] to Lender. If Borrower owed Specified Fees of [***] for an Operative Quarter and the average balance of Borrower’s Cash Deposits at Lender during the Operative Quarter was [***], then Borrower would get a [***] credit to the Specified Fees and would not need to pay anything to Lender.

(iii)          If Borrower receives a credit to the Specified Fees that is greater than the Specified Fees due on that Specified Fees Payment Date, Lender has no obligation to pay Borrower that excess amount and Borrower may not carry the excess amount forward.

(iv)          The credit shall be applied first to the amount due on the Commitment Fee installment then due until satisfied in full, and then to the amount due on the Facility Fee,

SECTION 2.11.    Interest and Letter of Credit Fees.

(a)           Loans comprising each Prime Rate Borrowing shall bear interest at the Prime Rate plus the Applicable Margin. Loans comprising each LIBOR Floating Rate Borrowing shall bear interest at the LIBOR Floating Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, upon and during the continuance of any Event of Default, all Loans and other amounts due hereunder (other than interest) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, [***] plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (other than interest and Facility Fees), [***] plus the rate applicable to Prime Rate Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Floating Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest and fees hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate, LIBOR Floating Rate, Adjusted LIBOR Rate, and LIBOR Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

(f)            Borrower shall pay (i) to Lender in advance at the time of issuance, extension, amendment, or renewal of each Letter of Credit a fee equal to the Applicable Margin per annum that applies to Eurodollar Loans on the face amount of each such Letter of Credit (provided that the Letter of Credit fee for each Letter of Credit will be increased to the amount if, any, required to cause the total Letter of Credit fee for each Letter of Credit to be not less than [***]), and (ii) to Lender fees separately agreed upon by Borrower and Lender with respect to issuing, amending, renewing or extending any Letter of Credit, the currency in which such Letter of Credit is denominated, or processing drawings thereunder; provided, however, that upon notice to Borrower from Lender upon and during the continuance of an Event of Default (which notice Lender may deliver in its discretion), and continuing for so long as an Event of Default exists, the Letter of Credit fee payable under clause (i), above, shall be increased to a rate per annum equal to [***] plus the Applicable Margin per annum that applies to Eurodollar Loans. Any fees with respect to Letters of Credit other than the Letter of Credit fee will be payable within 10 days after demand. The Letter of Credit fee will be computed on the basis of a year of 360 days.

SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or a LIBOR Floating Rate Loan:

(a)           Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period or the LIBOR Floating Rate;

(b)           Lender determines that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period or that the LIBOR Floating Rate will not adequately and fairly reflect the cost to Lender of making or maintaining the Loans included in such Borrowing for such Interest Period or such LIBOR Floating Rate Loan(s);

then Lender shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or a LIBOR Floating Rate Loan shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing or a LIBOR Floating Rate Loan, such Borrowing shall be made as a Prime Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.13.    Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)           impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or LIBOR Floating Rate Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit or making or maintaining any Eurodollar Loan or any LIBOR Floating Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)           If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans or Letters of Credit issued made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered; provided that Borrower is not responsible retrospectively for more than 60 days of such amounts (calculated from the date that Lender gives written notice to Borrower and not to exceed $50,000).

(c)           A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof

(d)           Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower is not responsible retrospectively for more than 60 days of such amounts (calculated from the date that Lender gives written notice to Borrower and not to exceed $50,000).

SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15.    Taxes.

(a)           Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

SECTION 2.16.    Payments Generally.

(a)           Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Eastern Time, on the date when due, in immediately available funds, without Set Off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices designated to Borrower from time to time. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.17.    Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its account, in a form reasonably acceptable to Lender, from time to time during the period from and after the Effective Date until the date that is 30 Business Days prior to the Termination Date. If the terms and conditions of any form of letter of credit application, reimbursement agreement or other agreement are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall, by and through an Authorized Officer, give to Lender by telephone (confirmed by telecopy or email transmission from such Authorized Officer), reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.17(c)), the amount of such Letter of Credit and the currency in which it is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Lender, Borrower also shall submit a letter of credit application on Lender’s standard form (with such changes as are agreed by Lender and Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed the LC Sublimit, (ii) the Exposure will not exceed the Commitment then in effect, and (iii) no Default or Event of Default exists. No Letter of Credit shall be issued if the conditions to such issuance have not been met.

(c)           Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is six months after the Termination Date. At the request of Borrower a Letter of Credit may provide that the expiration date thereof may be automatically extended without amendment for a period of one year from the original expiration date or any subsequent expiration date (but in no event later than the date specified in clause (ii) of the immediately preceding sentence), unless, prior to such original or subsequent expiration date (with the length of such prior period being requested by Borrower and subject to the approval of Lender), Lender shall notify the beneficiary thereof that such Letter of Credit will not be renewed for any such additional period.

(d)           [Reserved].

(e)           Reimbursement. If Lender makes any LC Disbursement under a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to Lender in immediately available funds in accordance with the application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid no later than 3:00 p.m., Eastern Time, on the day that such LC Disbursement is made, if Borrower receives notice of such LC Disbursement before 11:30 a.m., Eastern Time, on such day of disbursement, or, if such notice has not been received by Borrower before 11:30 a.m., Eastern Time, by 3:00 p.m. on the next Business Day; provided that, unless Borrower notifies Lender in writing to the contrary, Lender will, subject to the conditions to borrowing set forth herein (including Borrowing amounts), make such payment with the proceeds of a Floating Rate Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan.

(f)            Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. None of Lender or its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit

(including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not excuse Lender from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g)           Disbursement Procedures. Lender shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Lender shall promptly notify Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Lender has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(h)           Interim Interest. Unless Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Prime Rate Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.17(e), then Section 2.11(c) applies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower represents and warrants to Lender, that the following statements are true, correct and complete (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with, and giving effect to, the consummation of the Transactions):

SECTION 3.01.    Organization; Powers. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. All Loan Documents have been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority applicable to Borrower, except such as have been obtained or made and are in full force and effect (unless the failure to obtain such consents or approval will not have a Material Adverse Effect), (b) will not violate any applicable law or regulation or the charter, by-laws, operating agreement or other organizational documents of Borrower or any order of any Governmental Authority, (c) subject to the disclosures on Schedule 3.03, will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, unless such violation or default will not have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower, except for Permitted Encumbrances.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)           The consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the period ended December 31, 2012 for Borrower and the other entities included in the consolidation heretofore furnished to Lender present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and the other entities included in the consolidation as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes,

(b)           Since December 31, 2012, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower or of the Rock Holdings Group taken as a whole that could reasonably be expected to result in a Material Adverse Effect.

(c)           Immediately after giving effect to the Transactions, (a) the fair value of the assets of Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

SECTION 3.05.    Properties.

(a)           Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) except as set forth on Schedule 3.06 and as otherwise disclosed in writing to Lender, which assert a claim or claims in an aggregate amount greater than [***], or (ii) that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, or (iii) that involve this Agreement or the Transactions.

(b)           Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Borrower (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

SECTION 3.07.    Compliance with Laws and Agreements. Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse. Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.08.    Investment Company Status. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred or is reasonably expected to occur, has resulted in or will result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. Borrower has disclosed to Lender all existing matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.           Employee Matters. Borrower is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower, or to the knowledge of Borrower. threatened against Borrower and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or to the knowledge of Borrower, threatened against Borrower, (b) no strike, work stoppage or other labor controversy in existence or threatened involving Borrower, and (c) no violation of any laws or regulations, foreign or domestic, with respect to any employee, union or related matters by Borrower, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. Borrower is in substantial compliance in all material respects with the Fair Labor Standards Act, as amended, and believes it has paid all minimum and overtime wages required by law to be paid to its employees.

SECTION 3.13.           Subsidiaries. Schedule 3.13 contains an accurate list of (a) all Subsidiaries of Borrower as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by Borrower or other Subsidiaries and (b) all owners of the Equity Interests of Borrower, setting forth the percentage of the Equity Interests of Borrower owned by each of them. All of the issued and outstanding shares of Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable. None of the Equity Interests of Borrower constitute Disqualified Stock, and any payment of any kind required in connection with the Equity Interests of Borrower are not required to the extent prohibited by this Agreement.

SECTION 3.14.           Anti-Terrorism Requirements.

(a)                                 Neither Borrower, Rock Holdings Inc. nor their subsidiaries (nor any Person who directly or indirectly is in Control of any of the preceding Persons), are in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. For purposes of this Section 3.14 and 5.07(b) only, “Control” means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

(b)                                 Neither Borrower, nor its subsidiaries or, to the knowledge of Borrower, any agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)                               a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)                                 a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)                              a Person who is affiliated or associated with a Person listed above.

(c)                                  Neither Borrower or, to the knowledge of Borrower, any of its agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law.

ARTICLE IV
CONDITIONS

SECTION 4.01.           Effective Date. The obligations of Lender to make Loans or issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)                                 Lender (or its counsel) shall have received from each party thereto duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments, lien searches and agreements and other conditions and requirements as Lender shall request in connection with the transactions contemplated by this Agreement and the Loan Documents, all in form and substance satisfactory to Lender and its counsel.

(b)                                 Lender shall have received a favorable written opinion of counsel for Borrower, in form and substance acceptable to Lender, and covering such other matters relating to Borrower, the Loan Documents or the Transactions as Lender shall reasonably request. Borrower hereby requests such counsel to deliver such opinion.

(c)                                  Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the Transactions and any other legal matters relating to Borrower, this Agreement or the Transactions, all in form and substance satisfactory to Lender and its counsel.

(d)                                 Lender shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of Borrower, confirming compliance with the conditions set forth herein.

(e)                                  All governmental and third party approvals necessary (if any) or, in the reasonable discretion of Lender, advisable in connection with the Transactions and the continuing operations of Borrower shall have been obtained and be in full force and effect.

(f)                                   Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(g)                                  All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board, shall be satisfactory to Lender.

(h)                                 The absence of injunction or temporary restraining order or any litigation or threatened litigation which, in the judgment of Lender, could prohibit the making of any Loan or the consummation of the Transactions.

(i)                                     Lender shall have received reasonable access to all material, relevant and necessary financial statements and other Information (as defined below) of Borrower, subject to the confidentiality limitations set forth in Section 8.13; provided, however, that Borrower shall not be required to disclose Information that Borrower reasonably deems a trade secret or of a competitive nature related to its loan financing facilities or other corporate financings.

(j)                                    Lender shall have received such other legal opinions, documents and other instruments as are necessary for transactions of this type or as Lender may have reasonably requested.

(k)                                 Such other conditions precedent to be determined and satisfactory to Lender.

SECTION 4.02.           Each Credit Event. The obligation of Lender to make a Loan or to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of Borrower set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or issuance, amendment, renewal, or extension of a Letter of Credit with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(b)                                 At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal, or extension of a Letter of Credit, no Event Default, Default, or Warehousing Facility Event shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 5.01.           Financial Statements and Other Information. Borrower will furnish to Lender:

(a)                                 within 120 days after the end of each Fiscal Year of Borrower, commencing with the 2013 Fiscal Year, Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of each Fiscal Quarter, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Authorized Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an Authorized Officer of Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonable evidence demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(e)                                  within 15 days following the end of each calendar month in which any Loan or Letter of Credit was outstanding on the last day of the month, a certificate of an Authorized Officer of Borrower certifying Borrower’s compliance with Section 6.11 and attaching reasonable evidence thereof;

(f)                                   within 15 days following the end of each calendar quarter, a certificate of an Authorized Officer of Borrower certifying Borrower’s compliance with Section 6.11 and attaching reasonable evidence thereof; and

(g)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary, or compliance with the terms of this Agreement, as Lender may reasonably request, in all cases subject to the limitations set forth in Section 8.13.

SECTION 5.02.           Notices of Material Events. Borrower will furnish to Lender prompt (or within the time frame otherwise specified in subpart (b) below) written notice of the following:

(a)                                 the occurrence of any Default or Event of Default, including any Indebtedness Default;

(b)                                 within 10 days after receipt of notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any other development that resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.           Existence; Conduct of Business. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business;

provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.           Payment of Obligations. Borrower will pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.           Maintenance of Properties: Insurance. Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.           Books and Records; Inspection Rights. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and in accordance with industry practices. Borrower will, at Lender’s expense, permit Lender or any of its agents or representatives, upon reasonable prior notice, to visit and inspect its properties and assets, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, but in all cases subject to the limitations in Section 8.13.

SECTION 5.07.           Compliance with Laws.

(a)                                 Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Without limiting the generality of the foregoing, Borrower, Rock Holdings Inc. and their subsidiaries (and any Person who directly or indirectly is in Control of any of the preceding Persons) shall not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c)                                  Without limiting the generality of the foregoing, Borrower or, to the knowledge of Borrower, any of its agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law.

(d)                                 Borrower shall deliver to Lender any certification or other evidence reasonably requested from time to time by Lender in its reasonable discretion, confirming Borrower’s compliance with this Section.

SECTION 5.08.           Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only for the working capital and general corporate needs of Borrower, including funding loans, purchases of equipment, usual and customary hedging activities carried out in the ordinary course of business, and other ordinary course expenditures, as well as other purposes deemed acceptable by Lender in writing. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.           Deposit Account at Lender. Borrower must maintain at least one deposit account with Lender to enable Lender to disburse Loans and receive payments.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or been cancelled, and all LC Disbursements have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 6.01.           Indebtedness. Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created hereunder;

(b)                                 Indebtedness relating to any Permitted Financing;

(c)                                  other Indebtedness existing on the date hereof or to be incurred and described on Schedule 6.01 and extensions, renewals, replacements and refinancing of any such Indebtedness that do not increase (i) the outstanding principal amount thereof above the balances outstanding on the date of this Agreement, or (ii) the maximum availability under any existing loan or financing facility (the use of which would cause Borrower to incur Indebtedness), in excess of the existing maximum amount(s); and

(d)                                 Indebtedness not specifically identified above, provided the aggregate outstanding amount of such Indebtedness does not exceed [***] at any time, provided that at least [***] of such amount must be unsecured.

SECTION 6.02.           Liens. Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  Liens on fixed or capital assets acquired, constructed or improved by Borrower; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Borrower;

(d)                                 [Reserved];

(e)                                  Liens on Mortgage Assets in connection with Permitted Financing;

(f)                                   Liens on so-called “forward collateral” granted under Master Securities Forward Trade Agreements or similar arrangements where Borrower sells mortgage-backed securities on a delayed delivery basis, if in the ordinary course of business and consistent with past practices;

(g)                                  customary Liens in the ordinary course of business and consistent with past practice in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements; and

(h)                                 any Liens not specifically identified above, provided the aggregate outstanding amount of Indebtedness secured by such Liens does not exceed [***] at any time.

SECTION 6.03.           Fundamental Changes.

(a)                                 Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all, substantially all, or any material part of its assets (in each case, whether now owned or hereafter acquired, but excluding the sale of Mortgage Assets in the ordinary course of its business and the sale of obsolete equipment that is not material in amount), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Borrower or to another Subsidiary, and (iv) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Furthermore, if Borrower requests that Lender consent to Borrower selling a material portion of its assets (including its Mortgage Servicing Rights business or its intellectual property assets) and Lender does not consent, then Borrower may nonetheless consummate the proposed sale (each, a “Specified Sale”) without an Event of Default being treated as occurring if before or simultaneous with the closing of the proposed sale Borrower pledges to Lender (in documents acceptable to Lender) Unencumbered and Unrestricted Cash in an amount equal to the outstanding Loans and Letters of Credit. After a Specified Sale, in addition to all other conditions in this Agreement, Lender does not have any obligation to make any Loan or issue or renew any Letter of Credit unless Borrower pledges to Lender (in documents acceptable to Lender) Unencumbered and Unrestricted Cash in an amount equal to the new Loan or new or renewed Letter of Credit.

(b)                                 Borrower will not engage to any material extent in any business other than businesses of the type conducted by Borrower on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.           Investments, Loans, Advances, Guarantees and Acquisitions. Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a)                                 Permitted Investments;

(b)                                 investments existing on the date hereof and set forth in Schedule 6.04, without any increase in the outstanding amount thereof;

(c)                                  Guarantees constituting Indebtedness permitted by Section 6.01, including Guarantees of, or becoming a co-borrower with, any consolidated Subsidiary and keep-well commitments related to consolidated Subsidiaries and other contingent liabilities with respect to Subsidiaries; provided, however, that, at the time thereof and immediately after giving effect thereto, Borrower is in compliance with the covenant in Section 6.11;

(d)                                 purchases of Mortgage Assets;

(e)                                  transactions under or in connection with Hedging Agreements;

(f)                                   Permitted Loans; and

(g)                                  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, loans (excluding mortgage loans in the ordinary course of business) in the ordinary course of business to employees that are not current or former shareholders, officers or directors of Borrower or Rock Holdings or relatives thereof, provided the aggregate outstanding amount of such loans does not exceed [***] at any time;

(h)                                 up to [***] in Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), loans, advances or Guarantees of obligations of any other person, or Acquisitions, in all cases not otherwise covered by subparts (a) through (g) above; and

(i)                                     contributions of capital to any existing Wholly-Owned Subsidiaries not exceeding [***] in the aggregate at any time.

SECTION 6.05.           Hedging Agreements. Borrower will not enter into any Hedging Agreement outside the ordinary course of its business.

SECTION 6.06.           Restricted Payments. Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, Borrower may declare and pay dividends to Rock Holdings with respect to its Equity Interests; [***].

SECTION 6.07.           Transactions with Affiliates. Excluding Permitted Loans, Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) any transactions permitted by Section 6.04.

SECTION 6.08.           Restrictive Agreements. Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or in any agreements related to Permitted Financing, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (iv) clause (b) of the foregoing will not apply to (A) rules, policies or regulations of governmental agencies or entities with regulatory authority over Wholly Owned Subsidiaries in respect to maintenance of solvency or minimum net worth or agreements between Wholly Owned Subsidiaries and governmental agencies, entities with regulatory authority or purchasers or guarantors of mortgages originated or owned by Wholly Owned Subsidiaries in respect to maintenance of solvency or minimum net worth that are entered into in the ordinary course of business consistent with past practices and (B) solely with respect to One Reverse Mortgage, LLC, usual and customary net worth covenants under Warehousing Facility Lines of Credit requiring net worth not exceeding the then current net worth plus increases each fiscal year of up to 75% on net income for that year.

SECTION 6.09.           Change of Name or Location; Change of Fiscal Year. Borrower shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) change its organization identification number, if any, issued by its state of incorporation or other organization, or (d) change its state of incorporation or organization, unless Lender shall have received at least thirty days prior written notice of such change and Lender shall have acknowledged in writing that any reasonable action requested by Lender in connection therewith has been completed or taken, provided that any new location shall be in the continental U.S. Borrower shall not change its Fiscal Year without prior written notice to Lender.

SECTION 6.10.           Amendments to Agreements. Borrower will not amend, terminate, supplement or otherwise modify its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document in any manner materially adverse to Lender.

SECTION 6.11.           Liquidity. Borrower will not permit or suffer at any time the aggregate consolidated amount of Unencumbered and Unrestricted Cash and Marketable Securities to be less than 1.5 times the amount of the Exposure.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01.           Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)                                 Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such amount is not paid [***] of the date due or the date fixed for prepayment thereof.

(b)                                 Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of [***];

(c)                                  any representation or warranty made or deemed made (pursuant to Section 4.02) by or on behalf of Borrower in or in connection with this Agreement, or any amendment or modification hereof or waiver hereunder, or in any other Loan Document, report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made pursuant to Section 4.02;

(d)                                 Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01, 6.02, 6.03, 6.04 and 6.06 and such failure, if curable, shall continue unremedied for a period of [***];

(e)                                  Borrower shall fail to observe or perform the covenant contained in Section 6.11 and such failure shall continue unremedied for a period of [***];

(f)                                   Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of [***] after written notice thereof from Lender to Borrower;

(g)                                  any Indebtedness Default occurs;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Significant Subsidiary, Borrower, Rock Holdings or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Significant Subsidiary, Borrower, Rock Holdings or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for [***] or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Significant Subsidiary, Borrower or Rock Holdings shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Significant Subsidiary, Borrower, Rock Holdings or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    any Significant Subsidiary, Borrower or Rock Holdings shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of [***] shall be rendered against Borrower and the same shall remain undischarged for a period of [***] during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment;

(1)                                 an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m)                             a Change in Control shall occur; then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, Lender may, by written notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. In addition, immediately upon the termination of the Commitment or the acceleration of maturity of the Loans (or both), Borrower shall pay to Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to Lender) equal to the aggregate LC Exposure at such time.

SECTION 7.02.           Material Adverse Effect. Upon the occurrence or existence of a Material Adverse Effect, upon written notice to Borrower, Lender shall have the right to cease making Loans, but unless an Event of Default exists or occurs thereafter, Lender will not have the right to declare the Loans then outstanding to be due and payable in whole or in part or to terminate the Commitment.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.           Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopy, as follows:

(i)                                     if to Borrower, to it at:

Quicken Loans Inc.

1050 Woodward

Detroit, MI 48226

Attention: Julie Booth

Facsimile No.: (877)380-4048

Telephone No.: (313)373-7698

e-mail address: juliebooth@quickenloans.com

With a copy to:

Quicken Loans Inc.

1050 Woodward Avenue

Detroit, MI 48226-1906

Telephone No.: (313)373-7557

Facsimile No.: (877)380-4047

Attention: Richard Chyette

(ii)                                  if to Lender, to it at:

Fifth Third Bank

1000 Town Center, Suite 1400

JTWN5H

Southfield, MI 48075

Attention: Jessica English Pfeifer

Facsimile No.: (248)603-0555

Telephone No.: (248)603-0149

e-mail address: Jessica.Pfeifer @53.com

With a copy to:

Dickinson Wright PLLC

500 Woodward Avenue, Suite 4000

Detroit, Michigan 48226

Attention: Theodore B. Sylwestrzak

Facsimile No.: (313)223-3598

Telephone No.: (313) 223-3036

e-mail address: tsylwestrazk@dickinsonwright.com

(b)                                 Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Lender. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02.           Waivers; Amendments.

(a)                                 No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

SECTION 8.03.           Expenses; Indemnity; Damage Waiver.

(a)                                 Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that Borrower is only obligated to reimburse Lender for [***] incurred through the Effective Date, (ii) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made and Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans or the Letters of Credit. Expenses being reimbursed by Borrower under this Section include, without limitation, costs and expenses incurred in connection with:

(i)                                     any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(ii)                                  sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and

(iii)                               any litigation, contest, dispute, proceeding or action (whether instituted by Lender, Borrower or any other Person and whether as to party, witness or otherwise) in any way relating to the Loan Documents or the transactions contemplated thereby, but in the case of litigation instituted or initiated by Lender, the foregoing will only apply if Lender prevails in any material respect with respect to any count or claim in such litigation, proceeding or action.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower. For certainty, Borrower shall have no obligation to reimburse Lender for field examinations or audits conducted by or on behalf of Lender.

(b)                                 Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)                                 All amounts due under this Section shall be payable promptly after written demand therefor, subject to receipt of a written undertaking by the Indemnitee in favor of Borrower to return such amount if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such Indemnitee was not entitled to such indemnification under this Section 8.03.

SECTION 8.04.           Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (b) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void), and (c) Lender shall not assign or transfer this Agreement (or any interest herein or in the Obligations, including participation interests) to any third party (other than in connection with a merger transaction involving Lender or a sale of substantially all of Lender’s assets) (i) without Borrower’s prior written consent if no Default or Event of Default has occurred and is continuing or, (ii) prior to 15 days after written notice thereof has been provided by Lender to Borrower if a Default or Event of Default has occurred and is continuing. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.05.           Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any LC Disbursement, or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding, any LC Disbursement is outstanding, or the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment, the expiration or termination of the Letters of Credit, or the termination of this Agreement or any provision hereof.

SECTION 8.06.           Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to Lender and amendments or supplements thereof constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and Borrower. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.           Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.           Setoff.

(a)                                 Lender shall not Set Off against any Account on account of any Obligations or, unless otherwise agreed in writing, otherwise satisfy any Obligations from, any Account. For certainty, the forgoing will not preclude payments of Obligations made, initiated, or directed by Borrower from any Account.

(b)                                 Lender shall not assert any liens or encumbrances against (or refuse to allow Borrower to withdraw or transfer funds from) any Account because of, or on account of, any Obligation.

(c)                                  If there is a conflict between the terms of this Section 8.08 and the terms or conditions of any other credit agreement, purchase and sale agreement, co-issue agreement, forward transaction agreement or other agreement between Lender and the Borrower, the terms and conditions of this Section 8.08 shall govern and control.

SECTION 8.09.           Governing Law; Jurisdiction: Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of Michigan.

(b)                                 Borrower and Lender hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Michigan sitting in Oakland County and of the United States District Court of the Eastern District of Michigan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding will be heard and determined in such Michigan or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender or Borrower may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction not located in Oakland County or the United States District Court of the Eastern District of Michigan if venue is not proper in these courts.

(c)                                  Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. For certainty, nothing in this Section 8.09 shall limit Borrower’s right to remove any action to federal court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01, except that service of process may not be made by telecopier transmission. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law together with all Letter of Credit fees (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding such Loan and issuing Letters of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans and Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

SECTION 8.13.           Confidentiality. Simultaneously with entering into this Agreement, Lender and Borrower have entered into a separate confidentially agreement, which amends, restates, and replaces all previous confidentiality agreements between Lender and Borrower and their respective Affiliates.

SECTION 8.14.           USA PATRIOT Act. Lender, per the requirements of the USA Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

By:	/s/ William Emerson
	Name:	William Emerson
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

FIFTH THIRD BANK

By:	/s/ Steven J. Englehart
	Name:	Steven J. Englehart
	Title:	Vice President

SIGNATRE PAGE TO CREDIT AGREEMENT

EXHIBIT 2.04(D)

REVOLVING NOTE

$100,000,000	[ ], 2013

Detroit, Michigan

FOR VALUE RECEIVED, QUICKEN LOANS INC., a Michigan corporation (the “Borrower”), hereby unconditionally promises to pay to the order of FIFTH THIRD BANK (the “Lender”), at the principal banking office of Lender in lawful money of the United States of America and in immediately available funds, the principal sum of $100,000,000, or such lesser amount as is recorded on the schedule attached hereto, or in the books and records of Lender, on the Termination Date and at such other times, if any, required under the Credit Agreement referred to below; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Loans evidenced hereby shall be paid in full, at the rates per annum on the dates provided in the Credit Agreement referred to below.

Lender is hereby authorized by Borrower to record on the schedule attached to this Revolving Note, or on its books and records, the date, amount and Type of each Loan, the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule or such books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, absent manifest error, provided, however, that any failure by Lender to record any such information shall not relieve Borrower of its obligation to repay the outstanding principal amount of such Loans, all accrued interest thereon and any amount payable with respect thereto in accordance with the terms of this Revolving Note and the Credit Agreement.

Borrower and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Note. Should the indebtedness evidenced by this Revolving Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Revolving Note, including reasonable attorneys’ fees and expenses as provided in the Credit Agreement.

This Revolving Note evidences one or more Loans made under the Credit Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), between Borrower and Lender to which reference is hereby made for a statement of the circumstances under which this Revolving Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Revolving Note shall have the respective meanings assigned to them in the Credit Agreement.

This Revolving Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

QUICKEN LOANS INC.

By:

Name:

Title:

SCHEDULE TO PROMISSORY NOTE

MADE BY QUICKEN LOANS INC.

IN FAVOR OF FIFTH THIRD BANK

Principal
Amount
	Principal	Type		Interest	Paid,	Principal
Transaction	Amount	of	Interest	Period (if	Prepaid or	Balance	Notation
Date	of Loan	Loan	Rate	applicable)	Converted	Outstanding	Made By

EXHIBIT 2.06(B)

INTEREST ELECTION REQUEST

[Date]

Fifth Third Bank

QUICKEN LOANS INC. requests that $   of the principal amount of the Borrowing originally made on,   201   , which Borrowing is currently a [insert Type of Borrowing], be continued as or converted to, as the case may be, a [Prime Rate Borrowing, LIBOR Floating Rate Borrowing (specify Libor Floating Rate (30 day) or Libor Floating Rate (daily)), or Eurodollar Borrowing] on,   201   . If the Borrowing is requested to be converted to a Eurodollar Borrowing, the undersigned elects an Interest Period for such Borrowing of [insert permitted Interest Period].

In support of this request, the undersigned represents and warrants to Lender that:

1.                                      The representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects on the date such Borrowing is [continued][converted] (both before and after such Borrowing is [continued][converted]), as if such representations and warranties were made on and as of such dates.

2.                                      Excluding Events of Default or Defaults that have been timely cured, no Event of Default or Default has occurred and is continuing or will exist on the date the Borrowing is [continued] [converted] (whether before or after the Borrowing is [continued] [converted]).

Acceptance of the proceeds of the [continued] [converted] Borrowing by the undersigned shall be deemed to be a further representation and warranty that the representations and warranties made herein are true and correct in all material respects at the time of the [continuation] [conversion].

Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement dated as of December 30, 2013, as amended, restated, supplemented or modified from time to time, between Quicken Loans Inc. and Fifth Third Bank.

QUICKEN LOANS INC.

By:

Name:

Title:

PRICING SCHEDULE

Applicable Margin
[***]	[***]
[***]	[***]
[***]	[***]

SCHEDULE 3.03

GOVERNMENT APPROVALS; NO CONFLICTS

None.

SCHEDULE 3.06

LITIGATION

I. Ordinary Course of Business Litigation

As a residential mortgage lender originating, closing and servicing loans in all 50 states, Quicken Loans Inc. (and its Subsidiaries) may, at any point in time, be named as a party to dozens of legal proceedings which arise in the ordinary course of business, such as actions alleging improper lending practices, improper servicing, quiet title actions, improper foreclosure practices, violations of consumer protection laws, etc. and on account of consumer bankruptcies. In many of these actions, Quicken Loans (and its Subsidiaries) may not be the real party of interest (because Quicken Loans is not the servicer of the loan or the holder of the note) but it may appear in the pleadings because it is in the chain of title to property over which there may be a dispute. Such matters are turned over to the servicer of the loan for those loans Quicken Loans or its Subsidiary do not service. In other cases, such as lien avoidance cases brought in bankruptcy, Quicken Loans or its Subsidiary are insured by title insurance and the case is turned over to the title insurer who tenders our defense.

As to other matters that arise in the ordinary course, management does not believe that the amount of liability, if any, for any of the pending matters individually or in the aggregate will materially affect Quicken Loans’ consolidated financial position in a material way. However, regardless of the outcome of this or other matters referred to herein, litigation can have a significant effect on Quicken Loans and its Subsidiaries for other reasons such as defense costs, diversion of management focus and resources, and other factors. To the best of Quicken Loans’ information and belief, there are no outstanding judgments, liens or orders that have not been satisfied.

II. Non-Ordinary Course of Business Litigation

Case Title	Court	Case Number	Nature of Action	Description of Claims	Date Served
Erik W. Biggs v. Quicken Loans Inc., et al	United States District Court, Eastern District of Michigan	10-cv-11928	Employment Claim	Suit by former employee for overtime pay under the Fair Labor Standards Act.	5/13/2010
Pamela Mathis v. Quicken Loans Inc., etal.	United States District Court, Eastern District of Michigan, Detroit Division	07-cv-10981	Employment Claim	Suit by former employee for overtime pay under the Fair Labor Standards Act.	3/7/2007
Denisa Chasteen v. Rock Financial, et al	United States District Court, Eastern District of Michigan, Detroit Division	07-10558	Employment Claim	Suit by former employee for overtime pay under the Fair Labor Standards Act.	2/6/2007
Radian Guaranty Inc. v. Quicken Loans Inc.	United States District Court, Eastern District, Pennsylvania	11-4921	Complaint for Declaratory Judgment	Plaintiff seeks a declaration from the court of its contractual right to rescind certain certificates for mortgage insurance coverage purchased by Defendant.Defendant filed Motion to Dismiss	8/2/2011
Alisha Wilkes vs. Quicken Loans	United States District Court, Northern District of West Virginia, Martinsburg Division	3:12-cv-24	Class Action Complaint and Declaratory Relief	Class action complaint alleging credit score disclosures were not provided to plaintiff as soon as reasonably practicable.	4/4/2012
Deutsche Bank National Trust Company, solely as Trustee of the GSR Mortgage Loan Trust 2007-OA1) vs. Quicken Loans Inc.	United States District Court, Southern District, New York	13-cv-6482	Breach of Contract	Plaintiff alleges breach of contractual representations and warranties regarding loans originated by Quicken Loans and the failure to repurchase such loans as required by the “Repurchase Obligation”.	10/18/2013

III. Regulatory and Administrative Matters

As a non-depository mortgage banker, Quicken Loans (and its Subsidiaries) are regulated by and subject to various state agencies that oversee and regulate (a) mortgage lending and the activities of bank and/or non-bank financial institutions and/or (b) insurance agency / escrow agent activities and practices. These state agencies are generally authorized to: issue licenses or registrations where state law requires; conduct periodic on-site or remote audits or examinations of the regulated institution’s books, files and practices; investigate consumer complaints; issue findings of audit or compliance variances that may require refunds to borrowers for charges beyond those permitted under the state’s laws or regulations; assess fines or penalties if administrative rules are not adhered to, and/or require other corrective actions to be taken. These agencies also have the authority to seek revocation of an institution’s or individual’s license or registration to operate as a mortgage lender or loan originator in the state. In the ordinary course of business and in any given year, Quicken Loans (and its Subsidiaries) participate in and respond to numerous regular periodic state examinations, while at the same time responding to examination findings from other states. In some instances, Quicken Loans (and its Subsidiaries) may dispute the state agency’s findings and/or attempt to reconcile our differences. In other instances Quicken Loans (and its Subsidiaries) may undertake corrective action before being required to do so by the state regulator. In some states, the state’s attorney general may also investigate consumer complaints regarding mortgage lending and issue subpoenas, commence informal inquiries or formal investigations. As a licensed mortgage banker, we are in the ordinary course of business, subject to such inquires and investigations. Quicken Loans and its Subsidiaries have thirty team members on its legal/compliance team consisting of in-house lawyers, paralegals and compliance personnel who manage this part of the business. Although Quicken Loans (and its Subsidiaries) may currently be subject to various state examinations and consumer complaint inquiries, management does not believe the outcomes of these examinations or inquires, individually or in the aggregate, will materially affect Quicken Loans’ consolidated financial position or operations in a material way.

Dated: December 30, 2013

SCHEDULE 3.13

SUBSIDIARIES; OWNERS

Name	Jurisdiction of Organization	Ownership
Rock Holdings Inc. (“RHI”)	Michigan	N/A
Quicken Loans Inc. (“QL”) .	Michigan	100% by RHI
One Mortgage Holdings, LLC (“OMH”)	Delaware	100% by QL
One Reverse Mortgage, LLC	Delaware	100% by OMH

SCHEDULE 6.01

EXISTING INDEBTEDNESS

[***]

SCHEDULE 6.02

EXISTING LIENS

None.

SCHEDULE 6.04

OTHER INVESTMENTS

None.